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HALLIBURTON COMPANY

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DAVID ALLEN SMITH

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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-6032 editor@HALwhistleblowers.org

Halliburton Shareholder: Dresser Dirty Dealings Instructive for KBR Spin-Off;
Smith to File Suit Against Halliburton Directors and Officers

ALEXANDRIA, VIRGINIA, October 5, 2006 --- David A. Smith, the Halliburton shareholder who received mis-directed e-mails intended for David R. Smith, Vice President of Tax at Halliburton, today announced plans to file suit against Halliburton's Directors (including some former Directors), as well as certain officers of the Company.

Cites Company's Treatment of Dresser Retirees as "Final Straw"

Smith points to a recent decision of the United States Court of Appeals for the Fifth Circuit: Halliburton Benefits Committee et al. v. Graves, et al.

"During the 1998 merger, Halliburton agreed to provide medical coverage for Dresser retirees," says Smith. "After the deal was done, Halliburton made a post hoc modification to the terms of the agreement. That's a polite, lawyerly way to say that Halliburton's 'leaders' went back on their word after the ink dried."

The U.S. District Court for the Southern District of Texas, in Houston, heard the case on a partial summary judgment motion, in 2004. The case is captioned there as: Halliburton Company Benefits Committee, et al. v. James B. Graves, et al.. The docket number is H-04-280, and the Clerk's phone number is: (713) 250-5112. Filings in the case are a matter of public record.

The Honorable Lynn N. Hughes, USDJ, handed down a decision in the case dated December 20, 2004, which began: "Two companies merged several years ago. The surviving company wants now to change the medical benefits for people who had retired from the subsumed company, but those people say that the merger agreement limits the company's ability to change their benefits. They're right."

The Fifth Circuit Court of Appeals affirmed Judge Hughes' decision, and the revised appellate decision, dated September 21, 2006, is available on the Appeals Court's website. Smith notes that he has obtained electronic copies of some of the case materials, and can provide them, free of charge, to any Halliburton shareholder who makes an unsolicited request to receive them electronically.

Smith says: "I defy David Lesar or the non-management Directors to pursue an en banc review, or to seek certiorari to the United States Supreme Court in this matter. Enough is enough. When the Directors can find $3 billion to prop up the stock price with a buyback program, they can't simultaneously cry 'poor' to the remaining Dresser retirees."

Smith continues: "I assure Mr. Lesar and the Board, that if they cannot find the money to fully fund the obligations to the Dresser retirees out of Halliburton's coffers without further ado, I most certainly can. For example, the new executive compensation disclosure rules enacted by the SEC this year will give other Halliburton shareholders and me greater visibility into the top executives' full pay packages - and I suspect there's some fat that could be trimmed there, to apply to fully funding the Company's obligations to the Dresser retirees instead."

"If that's not enough, then we shareholders - the owners - have at our disposal a tool known as the derivative shareholder lawsuit. This permits us to maintain a suit in the name of the Company, against third parties (e.g., Directors accused of breaching fiduciary duties, law firms accused of malpractice, etc.). The facts adduced so far in the Graves litigation suggest to me that Vinson & Elkins may have failed to advise the Halliburton Directors at the time as to the ramifications of the merger agreement clause covering Dresser retirees' continuing medical coverage. I suspect that between the Directors & Officers' liability coverage that Halliburton's Board maintains, and the Errors and Omissions liability coverage that Vinson & Elkins maintains, there will be plenty to meet the obligations to the Dresser retirees set forth in the Federal Courts' decisions on the matter."

Speculating as to the real reason behind Halliburton's attempt to make a post hoc change to the agreement, Smith says: "I can't help but wonder if the bigwigs at Halliburton knew that the Dresser retirees were going to be an especially costly group to insure, given that many of them had exposure to asbestos," says Smith. "The Halliburton Directors should not 'cut and run' here. Let's call a pig a pig. If there's money to bribe Nigerian officials, then there's money to pay the costs associated with the Dresser retirees' group health insurance; it boggles the mind that Americans are struggling to pay for prescriptions, while corrupt foreign officials buy bigger toys with their bribes."

A recent Houston Chronicle article covered the Appeals Court's decision: "Dresser Insurance Decision Too Late for Many Retirees," by L.M. Sixel, September 7, 2006, p. 1.

"As the Houston PR machine gears up to extol the virtues of the on-again, off-again spin-off of KBR to KBR families, those families may wish to familiarize themselves with the bait-and-switch that Halliburton's 'leaders' pulled with the Dresser employees and retirees with respect to their insurance coverage and related issues," Smith says. "Until the Federal Courts weighed in, the Dresser retirees' deal wasn't worth the paper Dick Cheney's signature was signed on."

Smith Says Personal Crohn's Experience, Black Lung, Helps Him Identify With Retirees

"I was diagnosed with Crohn's when I was 17," says Smith. "Insurance issues are something I've had to struggle with and be mindful of ever since I lost coverage under my dad's UMWA plan when I turned 21. Much earlier than most, I had to become familiar with group insurance exclusions, pre-existing condition coverage, and a whole slew of acronyms that most people that age never contend with."

"I think it is disgusting that Halliburton's Directors turned their backs on the Dresser retirees, many of whom are my grandparents' age. I can empathize with the stress they've endured - worrying about your medical coverage and prescription coverage is not the sort of thing you can blithely put out of your mind. I can also empathize with the Dresser employees who have developed mesothelioma - my first memory is of being in an oxygen tent with severe pneumonia, and I had terrible asthma and bronchitis until I outgrew it; I've also seen family members with black lung gasping for breath on oxygen. It's heart-wrenching."

President Bush's Call for Corporate Accountability Not Just an Applause Line, Smith Says

Smith reminds David J. Lesar and the non-management Directors of the words that President Bush spoke before a Joint Session of Congress, during his 2002 State of the Union speechification (the following is taken directly from the White House website): "A good job should lead to security in retirement. I ask Congress to enact new safeguards for 401K and pension plans. (Applause.) Employees who have worked hard and saved all their lives should not have to risk losing everything if their company fails. (Applause.) Through stricter accounting standards and tougher disclosure requirements, corporate America must be made more accountable to employees and shareholders and held to the highest standards of conduct. (Applause.)"

Smith says: "Did the President have his fingers crossed behind his back when he said that? Two people would know: Dick Cheney and Dennis Hastert, the officers who sit behind the President during this annual speechifying event. My reading of the President's speech does not include language that says, 'except for Davey Boy Lesar down there in Houston, who is doing a heckuva job,' or any other escape clause. So, to Mr. Lesar, I would simply say: the President's call for corporate accountability included you, and his call for 'security in retirement' includes honoring the Company's obligations to the Dresser retirees - even if it means you go without a bonus this year."

Smith adds: "And I don't hide behind paid corporate mouthpieces. Maybe Mr. Lesar has a satisfactory explanation for using the Halliburton owners' capital to pay the legal fees to attempt to deny the Dresser retirees' medical coverage. If so, I'm all ears. If so, I look forward to sharing Mr. Lesar's deposition testimony on the subject with other shareholders, so that they can understand the legal 'strategery' that went into pursuing this matter to the Fifth Circuit."

Smith Asks: Where Were Elaine Chao and Eugene Scalia?

Halliburton's lawsuit against the Dresser retirees raised important questions under ERISA (the Employee Retirement Income Security Act of 1974) says Smith.

"So, where was the Labor Secretary, Elaine Chao? Did she file an amicus brief in the Graves litigation? I would think that a Cabinet Secretary would want to uphold the applause-riddled message of the President she serves. Secretary Chao is the second wife of Senator Addison Mitchell McConnell, Jr. of Kentucky, the Chairman of the Joint Congressional Committee on Inaugural Ceremonies in 2000 and the current Senate Majority Whip - the second highest-ranking leader of the current Senate majority. Surely she was in a position to intervene in favor of the Dresser retirees?"

Smith continues: "And where was Eugene Scalia, the Solicitor of the Labor Department - the Department's top lawyer? I would think that the son of a sitting Supreme Court Justice would understand the importance of keeping the trial courts' dockets unclogged, so that the Appeals Courts can focus their attention on matters where a genuine issue of unresolved law exists. Here, Halliburton sued the Dresser retirees, not the other way around. We hear much tut-tutting about tort reform from certain pseudo-philosophical circles, but nary a peep out of this Administration for Halliburton's frivolous lawsuit to escape its cut-and-dry obligations to Dresser retirees."

Eugene Scalia is the son of Supreme Court Associate Justice Antonin Scalia. He departed the Labor Department in March 2003, to rejoin his partners at Gibson, Dunn & Crutcher, according to that law firm's website.

Smith adds: "Secretary Chao and Solicitor Scalia charged headlong into the Enron retirees' case. So where were they in the Dresser retirees' case? Did Halliburton get a pass from the Labor Department because the Merger Agreement was executed on Dick Cheney's watch as CEO?"

"These are just some of the questions I plan to get answers to, and my understanding of the precedent set in the Paula Jones matter is that a sitting Constitutional officer may be compelled to submit to a videotaped deposition, interrogatories, and the like."

Smith concludes: "In response to media inquiries I received yesterday: yes, I have now definitely decided to file suit in Federal court. I've been mulling it over for some time, and had hoped that Mr. Bullock in Houston was eventually going to get back to me, as he promised to do way back in April of this year. His silence, coupled with Ms. Mann's words to the effect that my claims are 'completely without merit,' lead me to infer that the Company has elected to pursue an adversarial route. After reviewing the additional Dresser litigation materials that were provided to me yesterday, this was the proverbial 'last straw'."

"My Complaint and all exhibits thereto will, of course, be a matter of public record. Whether the Halliburton 'leaders' in Houston elect to exercise their Fifth Amendment rights or not is largely immaterial; I intend to exercise my rights under the Seventh, and the truth about their conduct will come out in the wash, one way or the other; after all, our judicial system is still the envy of the world, recent efforts to undermine it notwithstanding. I deeply admire the Dresser retirees for standing their ground, and I think others should look to their courage as a shining example of what's still right with America."

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Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2007 Annual Meeting, currently scheduled to be held on Wednesday, May 17, 2007. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of September 21, 2006. Mr. Smith did not seek or obtain permission to quote any third-party sources contained in this filing.